Exhibit 10.6
DEMAND PROMISSORY NOTE

$103,205.48	May 9, 2006
     FOR VALUE RECEIVED, the undersigned (the “Borrower”) promises to pay to the order of AYMAN SABI (the “Lender”), at the offices of the Borrower, or such other place or places as the holder of this Note from time to time may designate in writing, the principal sum of $103,205.48 (the “Loan”). The Loan shall be paid in lawful money of the United States, together with interest in like lawful money, as set forth below:
1. Payment. The full principal amount of the Loan, together with all unpaid interest accrued thereon at the rate of interest set forth in Section 2 below, shall be due upon DEMAND by Lender, which DEMAND may be made at any time by Lender in its sole discretion. Borrower shall pay all amounts owing under this Note in full when due without set-off, counterclaim, deduction or withholding for any reason whatsoever.
2. Interest Rate. The interest rate under this Note shall be as 10% per annum.
3. Events of Default. The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:
a.	Borrower fails to pay this Note after demand is made;

b.	Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, applies to or petitions any tribunal for the appointment of a custodian, receiver, intervenor or trustee for Borrower or a substantial part of Borrower’s assets; or

c.	Borrower commences any proceeding under any bankruptcy, arrangement or readjustment of debt law or statute of any jurisdiction, whether now or hereafter in effect, or if any such petition or application shall have been filed or proceeding commenced against Borrower if any such custodian, receiver, intervenor or trustee shall have been appointed.
4. Rights and Remedies of Lender. Lender shall be entitled to pursue any and all rights and remedies provided by applicable law and/or under the terms of this Note, all of which shall be cumulative and may be exercised successively or concurrently. Lender’s delay in exercising or failure to exercise any rights or remedies to which Lender may be entitled if any Event of Default occurs shall not constitute a waiver of any of Lender’s rights or remedies with respect to that or any subsequent Event of Default, whether of the same or a different nature, nor shall any single or partial exercise of any right or remedy by Lender preclude any other or further exercise of that or any other right or remedy. No waiver of any right or remedy by Lender shall be effective unless made in writing and signed by Lender, nor shall any waiver on one occasion apply to any future occasion, but shall be effective only with respect to the specific occasion addressed in that signed writing.
5. Waiver and Consent. To the fullest extent permitted by law, Borrower hereby: (a) waives demand, presentment, protest, notice of dishonor, suit against or joinder of any other person, and all other requirements necessary to charge or hold Borrower liable with respect to the Loan; (b) waives any right to immunity or exemption of any property, wherever located, from garnishment, levy, execution, seizure or attachment prior to or in execution of judgment, or sale under execution or other process for the collection of debts; (c) submits to the jurisdiction of the state and federal courts in the State of Florida for purposes of any action or proceeding under this Note; (d) agrees that the venue of any such action or proceeding may be laid in Broward County and waives any claim that the same is an inconvenient forum. Until Lender receives all sums due under this Note in immediately available funds, Borrower shall not be released from liability with respect to the Loan unless Lender expressly releases Borrower in a writing signed by Lender.
6. Costs, Indemnities and Expenses. Borrower agrees to pay all filing fees and similar charges and all costs incurred by Lender in collecting or securing or attempting to collect or secure the Loan, including reasonable attorneys’ fees, whether or not involving litigation and/or appellate, administrative or bankruptcy proceedings. Borrower agrees to pay any documentary stamp taxes, intangible taxes or other taxes (except for federal or income or franchise taxes based on Lender’s net income) which may now or hereafter apply to this Note or any payment made in respect of the Loan, and Borrower agrees to indemnify and hold Lender harmless from and against any liability, costs, attorneys’ fees, penalties, interest or expenses relating to any such taxes, as and when the same may be incurred.
7. Maximum Interest Rate. In no event shall any agreed to or actual exaction charge, reserved or taken as an advance or forbearance by Lender as consideration, exceed the maximum interest rate permitted by law applicable from time to time to the Loan for the use or detention of money or for forbearance in seeking its collection; Lender hereby waives any right to demand such excess. In the event that the interest provisions of this Note or any exactions provided for in this Note shall result at any time or for any reason in an effective rate of interest that transcends the maximum interest rate permitted by applicable law (if any), then without further agreement or notice the obligation to be fulfilled shall be automatically reduced to such limit and all sums received by Lender excess of those lawfully collectible as interest shall be applied against the principal of the Loan immediately upon Lender’s receipt thereof, with the same force and effect as though the payor had specifically designated such extra sums to be so applied to principal and Lender had agreed to accept such extra payment(s) as a premium-free prepayment or prepayments.

8. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.
9. Miscellaneous. Time shall be of the essence with respect to the terms of this Note. This Note may be prepaid in whole or in part at any time without penalty. Except as otherwise required by law, payments received by Lender hereunder shall be applied first against expenses and indemnities, next against interest accrued on the Loan, and next in reduction of the outstanding principal balance of the Loan, except that during the continuance of any Event of Default, Lender may apply such payments in any order of priority determined by Lender in its exclusive judgment. Except as otherwise required by the provisions of this Note, any notice required to be given to Borrower shall deemed sufficient if made personally or if mailed, postage prepaid, to Borrower’s address as it appears on the signature page of this Note (or, if none appears, to any address for Borrower then registered in Lender’s records). All of terms of this Notice shall inure to the benefit of Lender and its successors and assigns and shall be binding upon Borrower and its heirs, executors, administrators, personal representatives, successors and assigns.
This Note is signed, sealed and delivered as of the date first above written.

ROADHOUSE GRILL, INC.
By:	/s/ Michael C. Brant
Michael C. Brant, Executive Vice President

Address of Borrower for Notices:

2703-A Gateway Drive
Pompano Beach, Florida 33069
Facsimile: (954) 969-5422
Attention: Michael C. Brant
          Chief Financial Officer

With copy to:

Philip B. Schwartz, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 28th Floor
Miami, Florida 33131
Facsimile: (305) 374-5095